Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 29, 2024 (except for Note 2 and Note 7, as to which the date is September 2, 2025, and the effects of the change in reportable segments described in Note 1 and Note 7, as to which the date is January 7, 2026) with respect to the consolidated financial statements included in the Annual Report of Great Elm Group, Inc. on Form 10-K for the year ended June 30, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Great Elm Group, Inc. on Forms S-8 (File No. 333-251800, File No. 333-261272, File. 333-268504, File No. 333-284771).

/s/ Grant Thornton LLP

Boston, Massachusetts

January 7, 2026